EXHIBIT 2

                            Revolving Promissory Note
         By Utah Medical Products, Inc to U.S. Bank National Association
                               Dated July 3, 2002


Loan No. _______________
                                                            Salt Lake City, Utah
                                                                    July 3, 2002


                            Revolving Promissory Note
                            -------------------------

             FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay to the order of U. S. Bank National Association ("Bank") at its office located at 15 West South Temple, Salt Lake City, Utah 84101 or at such other location as designated by Bank, in lawful money of the United States of America, the principal amount of Fifteen Million Dollars ($15,000,000.00), or such portion thereof as from time to time may be outstanding, on May 31, 2004 (the "Maturity Date"), and to also pay interest thereon at said location, in like money, from the date hereof on the unpaid principal amount hereof until such amount shall be paid in full.

             This Note is the Revolving Promissory Note referred to in the Loan Agreement (the "Agreement") of even date herewith and is entitled to the benefits and is subject to the provisions and definitions thereof. Capitalized terms shall have the meaning given in the Agreement unless defined otherwise in this Note. As used herein:

             "Daily Rate Advances" shall mean advances on the Loan that shall accrue interest at a variable per annum rate equal to 135 basis points above the one-month LIBOR, but adjusted daily.

             "LIBOR" shall mean the London interbank offered rate for a one-month interest period on U.S. Dollar deposits. LIBOR shall be determined by reference to the rate quoted by the British Banker's Association that appears on the Telerate service. If such rate does not appear on the Telerate service, LIBOR shall be determined by Bank by reference to any other reasonably equivalent index of rates published by a third party, selection of the same being in the sole and absolute discretion of Bank. The establishment of LIBOR by Bank shall (in the absence of manifest error) be final and binding.

             "LIBOR Loans" shall mean those advance on the Loan requested by Borrower that shall accrue interest at a fixed per annum rate for an interest period of one month at LIBOR plus 125 basis points.

             "Prime Rate" shall mean the Bank's announced "prime rate" on the basis of which Bank prices credit. Bank may make loans at, below or above its "prime rate."

             "Prime Rate Advances" shall mean advances on the Loan that shall accrued interest at a variable per annum rate equal to Prime Rate minus one percent (1.0%).

             Borrower may elect one of the following interest rate options in connection with each advance under this Note:

                        (A) Daily Rate Advances may be effectuated by drawing
             checks on Borrower's checking account with Bank, numbered xxxxxxxxxxxx (the "Account"). Checks drawn on the Account will be covered, to the extent of availability under the Loan, if any, from funds advanced to the Account by Bank as Daily Rate Advances on the Loan. Bank will provide (pursuant to additional documentation) account- sweeping services from collected funds deposited into the Account by Borrower for credit against amounts outstanding on the Loan. Nothing herein shall be construed to be a commitment to allow

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             overdrafts on the Account. This agreement with respect to the
             Account provides only for availability of funds to cover checks on the Account to the extent of availability under the Loan. Bank shall have no obligation to notify Borrower of the unavailability of funds to cover checks on the Account.

                        (B) Borrower may request a LIBOR Loan by giving notice
             to Bank at least two (2) business days prior to the proposed borrowing date (which notice shall be irrevocable). Such notice shall specify the proposed borrowing date and the amount of the requested LIBOR Loan (which must be in increments of $1,000,000.00). No LIBOR Loan interest period shall extend beyond the Maturity Date. If any interest period would otherwise end on a day that is not a business day, that interest period shall be extended to the next succeeding business day. Unless Bank receives notice two (2) days prior to the end of a LIBOR Loan interest period that Borrower wishes to renew the LIBOR Loan, the LIBOR Loan shall automatically be converted to a Daily Rate Advance upon the completion of such interest period.

                        (C) Borrower may request a Prime Rate Advance by giving
             notice to Bank. Such notice shall specify the amount of the requested Prime Rate Advance. The Prime Rate Advance shall remain as such until Borrower requests that it be converted to a Daily Rate Advance or a LIBOR Loan in the respective manner described above.

                        (D) Amounts outstanding as Daily Rate Advances or as
             Prime Rate Advances may be prepaid without penalty. Borrower may not pay any principal outstanding on a LIBOR Loan until the last day of the interest period. Nonetheless, in the event of a payment of principal prior to the end of the interest period, whether voluntary or involuntary, Borrower shall make Bank whole in such instance, and Borrower shall pay to Bank all costs incurred by Bank in connection with such payment and compensate Bank for any loss suffered by it by reason of such principal payment not being made at the end of the interest period. Such costs and losses to Bank shall include, but shall not be limited to, any loss or breakage costs arising from the re-employment of funds at rates lower than the rate of the LIBOR Loan, cost to Bank of such funds, any interest or fees payable by Bank to lenders of funds obtained by it in order to make or maintain the LIBOR Loans and any related costs.

                        (E) Borrower shall also pay to Bank such amounts as may
             be necessary to compensate Bank for any costs incurred by Bank, which Bank determines are attributable to its making or maintaining hereunder any LIBOR Loan or any reduction in any amount receivable by Lender under this Agreement resulting from any change after the date of this Agreement in any law which imposes or modifies any reserve, special deposit, tax, withholding, compulsory loan, or similar requirements relating to extensions of such types of credit.

             Interest on the Daily Rate Advances shall accrue at a variable per annum rate equal to 135 basis points above the one-month LIBOR, but adjusted daily.

             Interest on each LIBOR Loan shall accrue interest at a fixed per annum rate for the one-month interest period of LIBOR plus 125 basis points.

             Interest on the Prime Rate Advances shall accrue interest at a variable per annum rate equal to the Prime Rate minus one percent (1%), which rate will change without notice on each change in the Prime Rate.

             Upon the occurrence of an Event of Default, the applicable rate of interest shall increase by two percent (2%) per annum.

             Monthly payments of all accrued and unpaid interest on the Daily Rate Advances and the Prime Rate Advances shall be due and payable on the first
(1st) day of each month, commencing with August 1, 2002, and continuing each month thereafter.


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             Interest accrued on each LIBOR Loan shall be paid (i) on the last day of the interest period and (ii) upon the repayment thereof. For determining payment dates for LIBOR Loans, the New York banking day shall be the standard convention.

             On the Maturity Date, the entire outstanding principal balance, all remaining accrued and unpaid interest and all other amounts outstanding under this Note shall be due and payable in full.

             The actual interest to be charged under this Note shall be calculated on a year of three hundred sixty (360) days on a daily basis for the actual number of days the unpaid principal balance hereof is outstanding.

             If a payment on this Note becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Utah, the payment date shall be extended to the next succeeding business day and interest hereon shall be payable at the then applicable rate during such extension.

           All payments received by Bank on this Note shall be applied as follows and in the order indicated, at the option of Bank: (1) to the payment of Bank's attorneys' fees and other expenses as provided in the Agreement and herein, (2) to accrued interest and (3) to the reduction of principal.

           Upon the occurrence of an Event of Default, it shall be optional with the holder of this Note to declare the entire principal and interest sum hereof due and payable in full, and proceedings may at once be instituted for the enforcement and collection of the same by law.

           Borrower agrees to pay all reasonable attorneys' fees and other expenses incurred by Bank in the enforcement of any of its rights hereunder whether the default is ultimately cured or whether Bank is obligated to pursue its legal remedies, including such expenses incurred prior to the institution of legal action, during the pendency of such legal action, during any bankruptcy or insolvency proceeding and continuing to include all such expenses incurred in connection with any appeal to higher courts arising out of legal proceedings to enforce Borrower's obligations hereunder.

           The makers, sureties, guarantors and endorsers of this Note jointly and severally waive presentment for payment, protest, notice of protest and of nonpayment of this Note. Borrower agrees that failure of Bank or any holder of this Note to exercise its rights hereunder shall not constitute a waiver of the right to exercise the same in the event of a later default.

           This Note shall be construed according to the laws of the State of Utah.


"Borrower"

Utah Medical Products, Inc.,
a Utah corporation

By:             /s/ Kevin L. Cornwell
     ------------------------------------------

Its:               Chairman & CEO
       ----------------------------------------



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